Exhibit 5.1

Josh Seidenfeld

+1 650 843 5862

jseidenfeld@cooley.com

October 16, 2024

Rani Therapeutics Holdings, Inc.

2051 Ringwood Avenue

San Jose, California 95131

Ladies and Gentlemen:

We have acted as counsel to Rani Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of (i) 3,000,000 shares (the “Shares”) of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 333,333 shares of Class A Common Stock (the “Pre-Funded Warrant Shares”), and (iii) Series C warrants (together with the Pre-Funded Warrants, the “Warrants”) to purchase up to 3,333,333 shares of Class A Common Stock (together with the Pre-Funded Warrant Shares, the “Warrant Shares”), pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-266444) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares, the Warrants and the Warrant Shares filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the (a) Registration Statement and the Prospectus, (b) the forms of Warrants to be filed as exhibits to a Current Report on Form 8-K, (c) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (d) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

With regard to our opinion as to the Warrants and the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number available for issuance by the Company or that the consideration paid upon exercise of the Warrants is below the par value per share of the Common Stock.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and, as to the Warrants constituting binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion concerning the Warrants constituting binding obligations of the Company:

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

Rani Therapeutics Holdings, Inc.

October 16, 2024

Page Two

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law;

(ii) Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought;

(iii) We express no opinion with respect to any provision of the Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants; (b) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; or (i) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; and

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

On the basis of the foregoing, in reliance thereon and subject to the qualifications set forth herein, we are of the opinion that (i) the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, (ii) the Warrants, when duly executed and delivered by the Company against payment therefor as provided in the Registration Statement and the Prospectus, will be binding obligations of the Company, and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

Rani Therapeutics Holdings, Inc.

October 16, 2024

Page Three

We consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Josh Seidenfeld
Josh Seidenfeld

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com